Exhibit 35.1
Consumers Energy Company

Annual CERTIFICATE OF COMPLIANCE
Under the
Servicing Agreement, dated as of July 22, 2014

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President, Controller, and Chief Accounting Officer of CONSUMERS ENERGY COMPANY, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of July 22, 2014 (the “Servicing Agreement”) by and between the Servicer and CONSUMERS 2014 SECURITIZATION FUNDING LLC, and further certifies that:
1.    A review of the activities of the Servicer and of its performance under the Servicing Agreement during the year ended December 31, 2023 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.    To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the year ended December 31, 2023.
Executed as of this 12th day of March, 2024.

CONSUMERS ENERGY COMPANY, as Servicer
By:	/s/ Scott B. McIntosh
Scott B. McIntosh
Vice President, Controller and Chief Accounting Officer and senior officer in charge of the servicing function of the Servicer